EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

New York Community Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-110361, 333-32881, 333-105901, 333-51998, 333-89826, 333-66366 and 333-130908) on Form S-8 and the Registration Statements (Nos. 333-86682, 333-105350, 333-100767 and 333-129338) on Form S-3 of New York Community Bancorp, Inc. (the “Company”) of our reports dated March 14, 2006 with respect to (i) the consolidated statements of condition of the Company as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005 included in the Annual Report on Form 10-K of New York Community Bancorp, Inc.

Our report dated March 14, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that the Company acquired Long Island Financial Corp. on December 30, 2005, and management excluded from its assessment of the effectiveness of the control over financial reporting as of December 31, 2005, Long Island Financial Corp.’s internal control over financial reporting associated with total assets representing 2.2% of the Company’s consolidated total assets at December 31, 2005 with no impact on the results of operations for the year then ended. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Long Island Financial Corp.

/s/ KPMG LLP

New York, New York

March 14, 2006